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[INNES STREET FINANCIAL CORPORATION'S LETTERHEAD]

December 20, 1999

Branch Chief
Division of Corporate Finance
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:  Innes Street Financial Corporation Form 10-KSB

Dear Sir or Madam:

The financial statements contained in the Form 10-KSB reflect no changes from the preceding year in any accounting principles or practices, or in the method of applying any such principles or practices. During 1999, the Company applied the disclosure requirement under accounting pronouncement, SFAS No.131, Disclosures about Segments of an Enterprise and Related Information.

Sincerely,

/s/ Ronald E. Bostian

Ronald E. Bostian
Chairman, President and Chief Executive Officer